FOR IMMEDIATE RELEASE

INTER PARFUMS REPORTS FOURTH QUARTER SALES
Reaffirms 2005 and 2006 Guidance

New York, New York, January 17, 2006 - Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced that net sales for the final quarter of 2005 were approximately $65.5 million, or nearly 3% ahead of the fourth quarter of 2004. At comparable foreign currency exchange rates, net sales for the fourth quarter were up 9%. Thus net sales for the year of $273.4 million were close to 16% ahead of 2004's $236 million. At comparable foreign currency exchange rates, net sales for 2005 were up nearly 17%. Inter Parfums plans to release operating results for the 2005 fourth quarter on or about March 7, 2006.

Management also affirms its 2006 guidance with net sales of approximately $301 million, a 10% increase compared with 2005's $273.4 million. Net income for 2006 is expected to approximate $16.9 million or $0.83 per diluted share. This represents a 16% and 17% improvement over management's 2005 net income guidance of $14.6 million and $0.71 per diluted share, respectively. Inter Parfums also indicated that its guidance assumes the dollar remains at current levels.

The Company again pointed out that effective January 1, 2006, it has adopted SFAS 123(R) "Share-Based Payment," a new accounting pronouncement requiring the expensing of stock based compensation. Earnings guidance for 2006 includes an after tax charge of approximately $0.6 million or $0.03 per diluted share to reflect the impact of SFAS 123(R).

Jean Madar, Chairman and CEO of Inter Parfums, noted, "We are pleased with our top line growth in 2005, and look forward to a resumption of bottom line growth in 2006. We have an ambitious new product line-up in 2006. The most significant of these is a new Burberry fragrance family for men and women in conjunction with Burberry's 150th anniversary. There will also be a new woman's fragrance for Lanvin and new men's lines for Paul Smith, S.T. Dupont and Nickel."

Mr. Madar went on to say, "We believe that with the initial Banana Republic products in the stores this coming Fall, this program should be accretive in 2006. The Gap program remains on schedule for an early 2007 store debut."

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include continuation and renewal of existing license agreements, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation.  In addition and with respect to our recently reported agreement with Gap Inc., such factors include approval of new products by Gap and sales and marketing efforts of Gap. Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the heading "Forward Looking Information and Risk Factors" in Inter Parfums' annual report on Form 10-K/A for the fiscal year ended December 31, 2004 and filed with the Securities Exchange Commission on April 28, 2005, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, Diane von Furstenberg and Lanvin. The Company also has controlling interest in Nickel S.A., a men's skin care company. In addition, Inter Parfums is a leading producer and supplier of mass market fragrances, cosmetics and personal care products. The Company's products are sold in over 120 countries worldwide.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640/rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Andreas Marathovouniotis (212) 836-9611 amarathis@equityny.com www.theequitygroup.com